                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Bowater Incorporated

We consent to the use of our report dated February 2, 1996 on the financial statements of Bowater Incorporated (the Company) for the three-year period ended December 31, 1995, incorporated herein by reference, which report appears in the December 31, 1995 annual report on Form 10-K of Bowater Incorporated, and to our report dated June 14, 1996 on the financial statements of the Great Northern Paper, Inc. Hourly 401(k) Savings Plan (the Plan) for the two years ended December 31, 1995, incorporated herein by reference, which report appears in the December 31, 1995 annual report on Form 11-K of the Plan.



Greenville, South Carolina
November 25, 1996                                        KPMG Peat Marwick, LLP